SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549

                                Form 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number 0-6265

                             Multimedia, Inc.
          _____________________________________________________
          (Exact name of registrant as specified in its charter)


                          305 South Main Street
                     Greenville, South Carolina 29601
                              (803) 298-4373
  ______________________________________________________________________
 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                       Common Stock, $.10 par value
          ______________________________________________________
         (Title of each class of Securities covered by this Form)


 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

 Please place an X in the Box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4 (a) (1) (i) [X]                    Rule 12h-3 (b) (1) (i) [X]
     Rule 12g-4 (a) (1) (ii)[ ]                    Rule 12h-3 (b) (1) (ii)[ ]
     Rule 12g-4 (a) (2) (i) [ ]                    Rule 12h-3 (b) (2) (i) [ ]
     Rule 12g-4 (a) (2) (ii)[ ]                    Rule 12h-3 (b) (2) (ii)[ ]
                                                   Rule 15d-6             [X]

 Approximate number of holders of record as of the certification or notice
 date:     1

 Pursuant to the requirements of the Securities Exchange Act of 1934, Multimedia, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




 Date: December 4, 1995                    By: SIGNATURE APPEARS HERE
                                              ___________________________
                                              Robert E. Hamby, Jr.
                                              Assistant Treasurer